EXHIBIT 2.4



                              TAX SHARING AGREEMENT

      This TAX SHARING AGREEMENT ("Agreement") is entered into as of the 1st day of June, 1998, by and among Arch Coal, Inc., a Delaware corporation ("Arch"), Arch Western Acquisition Corporation, a Delaware corporation ("Arch Member"), Arch Western Resources LLC, a Delaware limited liability company ("Company"), and Delta Housing Inc., a Delaware corporation ("ARCO Member").

      WHEREAS, with the execution and delivery of this Agreement, Arch Member and ARCO Member have entered into a Limited Liability Company Agreement (the "Company Agreement") with respect to the formation and capitalization of the Company pursuant to a Contribution Agreement among (among others) the parties hereto (the "Contribution Agreement"); and

      WHEREAS, Arch, Arch Member and ARCO Member desire to evidence their agreement regarding amounts that may be payable as a result of certain actions being taken, or a failure to take certain actions, regarding the Company, its assets and membership interests or upon the receipt of any unintended benefit.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    SECTION 1
                               CERTAIN DEFINITIONS

      1.1  DEFINITIONS.

      The following capitalized terms used in this Agreement have the following meanings:

           "Allocable Indemnified Debt" means the amount of Company Debt and Successor Debt allocable to the ARCO Member under Section 752 of the Code and includible in the ARCO Member's basis in its Membership Interest determined at the date of original issuance or substantial modification within the meaning of Treas. Reg. section 1.1001-3, in each case as in effect on the date hereof and otherwise based on applicable law on the date hereof.

           "Arch Indemnifiable Event" means any of the following actions undertaken (except as otherwise provided in (7) below) by Arch, Arch Member, Arch Affiliate, the Managing Member, or the Company (except to the extent that the ARCO Member has consented to such action and executed a written waiver of its rights to collect payment for such event under this Agreement):

           (1) A repayment, acceleration that results in a reduction in principal amount (either actual or as determined under federal income tax principles) or other reduction in principal amount of all or part of the Company Debt or Successor Debt (except by means of refunding of the Company Debt with Successor Debt with a principal amount equal to the principal amount of the Company Debt immediately prior to such refunding);

           (2) An express guarantee, indemnification, reimbursement agreement, pledge of collateral or any other payment or payment related obligation for the direct benefit of creditors of the Company by Arch, an Arch Affiliate, an Arch Transferee or Arch Member with respect to the Company Debt or Successor Debt, except to the extent set forth in the Company Agreement or Contribution Agreement (including the making or repayment of Arch Intercompany Loans, as defined in the Company Agreement);

           (3) A refinancing of all or part of the Company Debt or Successor Debt if the principal amount of the Successor Debt (either actual or as determined under federal income tax principles) is less than the principal amount of the Company Debt immediately prior to such refinancing;

           (4) A classification of the Company as a corporation for federal income tax purposes or a merger or consolidation of the Company into a corporation or the transfer of substantially all of the assets of the Company to a corporation;

           (5)  The Dissolution or liquidation of the Company;

           (6) An amendment or modification of the terms of the Company Debt or Successor Debt or other agreement with an obligee thereof pursuant to which Arch, Arch Member, the Company and such obligee agree (i) no Member will be liable for the Company Debt or Successor Debt (including pursuant to the ARCO Member Guarantee) or (ii) that any Member (or Affiliate of any Member) other than the ARCO Member (or Affiliate of the ARCO Member) is liable, pursuant to a guarantee or otherwise, for satisfaction of the Company Debt or Successor Debt; or

           (7) A repayment or other reduction in principal amount of all or part of the Company Debt or Successor Debt arising upon the insolvency or bankruptcy (including an Involuntary Bankruptcy) of the Company, Arch Member or Arch (except by means of refunding of the Company Debt with Successor Debt with a principal amount equal to the principal amount (either actual or as determined under federal income tax principles) of the Company Debt immediately prior to such refunding in bankruptcy or insolvency).

           "Arch Transferee" means any person, or affiliate of any person, who becomes a member of the Company as a result of being a successor in interest to all or any part of the Arch Member's interest or by action of Arch, an Arch Affiliate, the Managing Member or Arch Member.

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

           "ARCO Contributed Assets" means the assets, properties, and rights of the entities contributed to the Company by ARCO or the ARCO Member, including the interests in the contributed entities.

           "Current Tax Excess" means an amount equal to the product of (i) the excess of any taxable income or gain of the ARCO Member resulting solely from the occurrence of an event set forth in Section 2(a) of this Agreement over the Remaining Gain Recognition Amount and (ii) the Tax Rate. For purposes of the foregoing calculations, the gain on sale or taxable disposition of an ARCO Contributed Asset will be limited to the amount of gain or income allocated to the ARCO Member pursuant Section 704(c) of the Code.

           "Damages" means an amount equal to the Current Tax Excess divided by one minus the Tax Rate (calculated in accordance with the method set out in the example (which assumes current tax rates) on Schedule A, attached hereto) and all interest, penalties, and additions to the tax as well as all reasonable out of pocket costs incurred by the ARCO Member in connection with the determination, receipt or collection of Damages to the extent that such interest, penalties or additions to tax reasonably relate to a failure by the Arch Member to provide timely notice to ARCO Member of an event described in
Section 2(a) of this Agreement or to make timely payment of Damages in accordance with this Agreement.

           "Discount Rate" means two percent (2%) per quarter.

           "Federal Rate" means the highest marginal federal income tax rate or rates applicable to ordinary income or capital gain, as the case may be, applicable to domestic corporate taxpayers in effect for the year in issue.

           "Final Determination" means with respect to any issue or item (i) the execution of a final and irrevocable closing agreement or other settlement agreement with the Internal Revenue Service or the relevant state or local taxing authorities, (ii) the expiration of the time for filing a claim for refund or, if a refund claim has been timely filed, the expiration of the time for instigating suit in respect of such refund claim, (iii) the expiration of the time for filing a petition with the Tax Court or the relevant state or local tribunal if no such petition has been filed and no suit has been instigated in respect of the subject matter of such petition, or (iv) a final, unappealable decision of any court of competent jurisdiction.

           "Remaining Gain Recognition Amount" means (a) in the case of an asset sale, the present value (computed by using a discount rate equal to the Discount
Rate) of the taxable income or gain attributable to the assets sold and recognized by the ARCO Member as a result of allocations under Section 704(c) of the Code as if such income or gain had been recognized on the 15th anniversary of the Closing Date and (b) in the case of a reduction in Allocable Indemnified Debt, the present value (computed by using a discount rate equal to the Discount
Rate) of the income or gain recognized by the ARCO Member as if such income or gain had been recognized on the 15th anniversary of the Closing Date.

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

           "Section 7.4(b) Call Event" means the consummation of a purchase and sale of the ARCO Member Interest effected pursuant to the exercise by Arch Member of its right to purchase the ARCO Member Interest under Section 7.4(b) of the Company Agreement.

           "Tax Rate" means the sum of (i) 4% plus (ii) the Federal Rate.

      1.2  ADDITIONAL DEFINITIONS.

      Capitalized terms used in this Agreement and not defined in Section 1.1 or elsewhere in this Agreement shall have the respective meanings ascribed to such terms in the Company Agreement and the Contribution Agreement.

      1.3  TERMS GENERALLY.

      The definitions in Sections 1.1 and 1.2 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein", "hereof" and "hereunder" and words of similar import refer to this Agreement (including the Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Sections shall be deemed references to Sections of this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.


                                    SECTION 2
                                     DAMAGES

           (a) If any of the following events occur: (i) the sale or other taxable disposition prior to the 15th anniversary of the Closing Date of all or any part of the ARCO Contributed Assets, (ii) a Section 7.4(b) Call Event, or
(iii) a reduction in the amount of Allocable Indemnified Debt due to an Arch Indemnifiable Event, then Arch or Arch Member jointly and severally agree to pay to the ARCO Member in accordance with Section 2(b) below an amount equal to the Damages, if any, incurred by ARCO or the ARCO Member as a result of the occurrence of any such event.

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

           (b) Within ninety (90) days after the occurrence of any event specified in Section 2(a), Arch or Arch Member will (i) pay Damages to the ARCO Member and (ii) provide sufficient documentation to support the calculation of amounts paid.

           (c)  The  making of a  payment  by Arch and Arch  Member  under  this
Section 2 shall be the sole and exclusive remedy of ARCO Member and its Affiliates with respect to any tax liability incurred in connection with this Agreement, the Company Agreement or the transactions contemplated hereby or thereby, other than with respect to any damages arising out of a breach of Sections 2.5 and 2.7 of the Contribution Agreement.

           (d) ARCO Member shall have the right to audit (i) the balance sheets of the Company and its controlled affiliates, (ii) Company records of asset sales or disposition, (iii) all modifications of the Company contracts, and (iv) the calculation of Damages or Tax Benefit True-Up by the Company or Arch Member pursuant to this Tax Sharing Agreement. ARCO Member shall also have the right to audit the calculation of the tax basis of its Membership interest.

           (e) ARCO Member or the Company or the Arch Member, as the case may be, shall take such reasonable steps as requested by Arch or Arch Member, on the one hand, or ARCO or ARCO Member, on the other hand, to avoid a reduction in the Allocable Indemnified Debt.

           (f) Notwithstanding any other provision of this Agreement (other than Section 2(e) of this Agreement) or any provision of the Company Agreement, neither Arch nor Arch Member shall be liable for Damages to the extent (i) such Damages are incurred as a direct result of the ARCO Guarantee having been refuted, repudiated, withdrawn in a manner that is legally effective to extinguish such guarantee, or having been found unenforceable, or otherwise being inapplicable or ineffective to guarantee the Company Debt or Successor Debt, or non-recourse as to the ARCO Member, in whole or in part, other than as a direct result of an action by Arch, Arch Member, an Arch Affiliate, an Arch Transferee, or the Company, (ii) such Damages relate to transactions contemplated by the Contribution Agreement or Company Agreement that occur on or before the Closing Date, or (iii) such Damages are incurred as a direct result of a change in applicable law.

           (g) If at any time on or before the 15th anniversary of the Closing Date, ARCO or ARCO Member receives a refund of Damages or a tax benefit giving rise to cash tax savings with respect to such Damages, ARCO Member, within 90 days after receipt of any such refund or realization of any such cash tax savings, shall pay an amount to Arch Member equal to such refund or savings.

           (h) Nothing contained in this Agreement shall be construed to permit a party to receive a double benefit or compensation with respect to Damages or payments described in Section 3.

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

           (i)  The  section   704(c)  gain  amount  as  of  the  Closing   Date
attributable to the ARCO Contributed Assets will be reduced by any positive basis adjustments resulting from a Final Determination described in Section 3.


                                    SECTION 3
                               TAX BENEFIT TRUE-UP

      If there is a Final Determination of a federal income tax liability of ARCO or an ARCO Affiliate arising from the contribution of the ARCO Contributed Assets or the distribution to the ARCO Member pursuant to Section 4.1 of the Company Agreement and Arch Member or an Arch Affiliate receives an actual cash tax benefit as a result of such determination, Arch shall pay to ARCO an amount equal to the ARCO Tax Benefit Amount (as defined below).

      Any deduction or credit not resulting in actual cash tax savings for the taxable period shall be carried forward to succeeding taxable years, provided, however, no ARCO Tax Benefit Amount shall accrue with respect to tax savings for Arch or Arch Member in a tax year beginning after the 15th anniversary of the Closing Date. Any actual cash tax benefit shall be deemed realized in the year that such deduction or credit (including a carryforward of such deduction or credit in the form of a net operating loss or otherwise) gives rise to an actual reduction in the amount of income tax paid by Arch Member or Arch for such year. All payments pursuant to this Section 3 shall be made within 30 days after the filing of the applicable tax return for the period in which such deduction or credit results in a cash tax benefit.

      "ARCO Tax Benefit Amount" means an amount equal to (i) the actual tax savings produced by such deduction or credit less (ii) the present value (calculated using a discount rate equal to the Discount Rate) of the cash tax savings that would have been realized if such deduction or credit had been realized on the 15th anniversary of the Closing Date and (iii) further reduced by the present value (calculated using a discount rate equal to the Discount
Rate) of lost tax savings to Arch or Arch Member that is directly attributable a deduction or credit that Arch or Arch Member is prevented from utilizing due to the expiration of the applicable statute of limitations. The amount of any such tax savings for any given period shall be the amount of the federal income taxes reflected on such return for such period or, in the case of a future tax savings amount, the amount of federal income taxes that would have been reflected on such return, as compared to the federal income taxes that would have been reflected on such return in the absence of such deduction or credit.

                                    SECTION 4
                               DISPUTE RESOLUTION

      4.1  DISPUTE RESOLUTION: ARBITRATION.

           (a) Dispute Resolution. Any claim, dispute, difference or controversy between the parties hereto (individually "Party" or collectively "Parties") arising out of, or relating to, this Agreement, or the subject matter hereof, which cannot be settled by mutual understanding between or among the Parties, shall be initially submitted to a panel consisting of an executive management representative of each of the respective Parents of the Parties who are party to the claim, dispute, difference or controversy. The said representatives shall meet and use best efforts to resolve the said claim, dispute, difference or controversy.

           (b) Arbitration. In the event that the dispute resolution procedure described in Section 4.1(a) does not result in a final resolution of the claim, dispute, difference or controversy within 90 days of the date of submission thereof for resolution, any Party may invoke the following arbitration rights.

               (i) The claim, dispute, difference or controversy arising out of or in relation to this Agreement or the interpretation or breach thereof shall be referred to arbitration under the rules of the American Arbitration Association ("AAA") to the extent such rules are not inconsistent with these paragraphs. Judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof or application may be made to such court for a judicial confirmation of the award and an order of enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute, difference or controversy or other matter in question, has arisen, but not before 90 days after submission thereof for resolution pursuant to Section 4.1(a), and in any event shall not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute, difference or controversy or other matter in question, would be barred by the applicable statute of limitations.

               (ii) The independent arbitration panel shall consist of three independent arbitrators, one of whom shall be appointed by each of the Parties, if there are no more than two such Parties, and by the two Parties having the largest Percentage Interest, if there are more than two Parties, with the third to be chosen by the two arbitrators thus appointed. In the event that either Party entitled to do so does not designate an arbitrator, the other may request a United States federal judge or the Executive Secretary of the AAA to designate an arbitrator for such party; and, if the two arbitrators appointed by the Parties are unable to agree on the appointment of the third arbitrator, either arbitrator may petition the AAA to make the appointment.

               (iii)  The place of arbitration shall be New York, New York.


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      4.2  JURISDICTION; SERVICE OF PROCESS.

           (a) Jurisdiction. Each Party (a) hereby irrevocably submits itself to the nonexclusive jurisdiction of (a) the Supreme Court for the State of New York, situated in the Borough of Manhattan, and (b) the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding brought by the other, or its respective successors or assigns, to compel submission to arbitration, in accordance with Section 4.1 hereof, or to enforce a resolution, settlement, order or award made pursuant thereto, or to enforce any obligation for the payment of money contained herein, and (ii) to the extent permitted by applicable law, hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the agreement to submit to arbitration, as provided in Section 3.1 hereof, or a resolution, settlement, order or award made pursuant thereto, or such an obligation for the payment of money, may not be enforced in or by such court. Nothing contained herein shall be deemed to waive the right of a Party to seek removal of a matter from state court to federal court if such removal is otherwise permissible.

           (b) Service of Process. Each Party hereby consents to service of process on it at the office for service of process set forth below as its office for service of process and additionally irrevocably designates and will appoint a person as its Agent and attorney-in-fact to receive service of process in any action, suit or proceeding with respect to any matter as to which it submits to jurisdiction as set forth above, it being agreed that service upon such attorney-in-fact shall constitute valid service upon the Party or its successors or assigns. Each Party agrees that (x) the sole responsibilities of the Agent shall be (i) to receive such process, (ii) to send a copy of any such process so received to such Party, by registered airmail, return receipt requested, at the address for it set forth in Section 5.1 of the Company Agreement, or at the last address filed in writing by it with the Agent, and (iii) to give prompt telecopied notice of receipt thereof to it at such address (y) the Agent shall have no responsibility for the receipt or nonreceipt of the respective Party of such process, nor for any performance or nonperformance by the respective Party or its respective successors or assigns, and (z) failure of the Agent to send a copy of any such process or otherwise to give notice thereof to the respective Party shall not affect the validity of such service or any judgment in any action, suit or proceeding based thereon. If service of process cannot be effected in the foregoing manner, each Party further irrevocably consents to the service of process in any action, suit or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, return receipt requested, to it at its address set forth in Section 5.1 hereof. The foregoing, however, shall not limit the right of the Parties to serve process in any other manner permitted by law. Any judgment against a Party in any suit for which such Party has no further right of appeal shall be conclusive, and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness or liability of such Party therein described; provided always that the plaintiff may at its option bring suit, or institute other judicial proceedings, against such Party or any of its assets in the courts of any country or place

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

where such Party or such assets may be found. Each Party further covenants and agrees that throughout the term of the Company, it shall maintain a duly appointed agent for the service of summonses and other legal processes in the State of New York.

      For purposes of this Section 4.2(b), the Agent and offices for service of process for each of the Parties shall be as set forth on Schedule 9.2 to the Company Agreement or such other Person or offices as shall be designated in writing by any Party to the other Parties.

      4.3  CONDUCT OF AUDITS, LITIGATION.

           (a) CONTROL OF AUDITS AND JUDICIAL PROCEEDINGS. ARCO shall have the exclusive right (i) to control any audit, conference or other proceeding with the Internal Revenue Service or the relevant state or local authorities, or any judicial proceedings concerning the determination of the ARCO Group tax liability, (ii) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and (iii) to compromise or settle any adjustment or deficiency proposed, asserted or assessed as a result of any such proceeding. ARCO shall bear any costs relating to any proceedings described in this Section 4.3(a).

           (b) SETTLEMENTS INVOLVING MATERIAL SECTION 3 CLAIMS. ARCO may not pay, settle, compromise or concede any adjustments at the examination level, at appeals or in any judicial proceeding that are reasonably likely to give rise to a material claim under Section 3 of this Agreement without giving written notice to Arch to that effect. Such notice shall include the material terms of the settlement and the projected dollar amount of the aggregate basis adjustment. ARCO may settle, compromise or concede any such adjustment, after providing such notice, unless Arch delivers, at Arch's expense, within 15 days following the date that ARCO provides such notice, a written opinion from an independent nationally recognized law firm to the effect that such settlement is unreasonable on the merits as a stand alone issue. In the event that Arch provides such opinion, ARCO may not settle the issue on the proposed terms unless it provides Arch with a written opinion from an independent nationally recognized law firm that such payment, settlement, compromise or concession is as favorable a result on that issue as is predicted to be the result that would be obtained in further administrative proceedings or litigation as a stand alone issue.

           (c) Notwithstanding the foregoing, ARCO shall not be precluded in its sole and absolute discretion from paying, settling, compromising or conceding any proposed adjustment or determination with respect to which ARCO agrees to waive any claims that it may have under Section 3 of this Agreement with respect to such claims.



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                                    SECTION 5
                                  MISCELLANEOUS

      5.1  INTEREST ON DELINQUENT PAYMENTS.

      Any payment required by this Agreement that is not made on or before the date provided herein shall bear interest after such date at the interest rate per annum announced publicly by Citibank, N.A. in New York, New York from time to time as Citibank, N.A.'s base rate.

      5.2  NOTICES.

      Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed as provided in Section 10.1 of the Company Agreement, or to such other address or number as any Party may from time to time specify by notice to the other.

      All notices and other communications given to a Person in accordance with the provisions of this Agreement shall be deemed to have been given and received
(i) four (4) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested, (ii) when delivered by hand or transmitted by facsimile (with acknowledgment received and, in the case of a facsimile only, a copy of such notice is sent no later than the next Business Day by a reliable overnight courier service, with acknowledgment of receipt) or
(iii) one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

      5.3  BINDING EFFECT.

      This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees, and assigns.

      5.4  CONSTRUCTION.

      This Agreement shall be construed simply according to its fair meaning and not strictly for or against any Party.

      5.5  TIME.

      Time is of the essence with respect to this Agreement.


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      5.6   HEADINGS.

      The section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement.

      5.7   SEVERABILITY.

      Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and such illegality, invalidity or unenforceability shall not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

      5.8   CONFIDENTIALITY.

      Each Party and its Controlled Affiliates shall, and shall cause their respective Agents to, keep secret and maintain in confidence the terms of this Agreement and all confidential and proprietary information and data of the other Party disclosed to it in connection with the transactions contemplated by this Agreement, all as provided in Section 10.1 of the Company Agreement.

      5.9   GOVERNING LAW.

      The internal laws of the State of Delaware (without regard to principles of conflict of law) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties.

      5.10  COUNTERPART EXECUTION.

      This Agreement may be executed in any number of counterparts with the same effect as if all the Parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

      5.11  LIMITATION ON RIGHTS OF OTHERS.

      Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement.



                                       11
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      5.12  WAIVERS; REMEDIES.

      The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party or Parties entitled to enforce such term, but any such waiver shall be effective only if in a writing signed by the Party or Parties against which such waiver is to be asserted. Except as otherwise provided herein, no failure or delay of any Party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

      5.13  AMENDMENT.

      This Agreement may be amended only in writing signed by each Party expressly stating that it is an amendment to this Agreement.

      IN WITNESS WHEREOF, the parties have entered into this Tax Sharing Agreement as of the day first above set forth.

                                    ARCH COAL, INC.

                                    /s/ David B. Peugh
                                    ------------------------------------
                                    By:    David B. Peugh
                                    Title: Vice President


                                    ARCH WESTERN ACQUISITION CORPORATION

                                    /s/ Jeffry N. Quinn
                                    ------------------------------------
                                    By:    Jeffry N. Quinn
                                    Title: President


                                    DELTA HOUSING INC.

                                    /s/ Terry G. Dallas
                                    ------------------------------------
                                    By:    Terry G. Dallas
                                    Title: Vice President